PROSPECTUS SUPPLEMENT NO. 14                    Filed pursuant to Rule 424(b)(3)
(To prospectus dated October 24, 2001)                Registration No. 333-67506

                                  $400,000,000

                           Enzon Pharmaceuticals, Inc.

                 4 1/2% Convertible Subordinated Notes Due 2008

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This Prospectus Supplement No. 14 supplements and amends the Prospectus dated October 24, 2001 relating to the 4 1/2% Convertible Subordinated Notes due 2008 of Enzon, Inc. and the shares of common stock into which the notes are convertible, at various times at market prices prevailing at the time of sale or at privately negotiated prices.

The table on pages 38 through 40 of the prospectus, which sets forth information with respect to the selling holders and the respective amounts of notes beneficially owned by each selling holder, is hereby amended as follows:

         The deletion from the prospectus of:

              CIBC World Markets...................................   $4,000,000

         and the substitution of the following:

              CIBC World Markets...................................   $3,000,000

The Prospectus, together with Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 and this Prospectus Supplement No. 14, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All reference in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is February 3, 2003.